EXHIBIT 10.6

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406.

Litter Handling Agreement

This Agreement (“Agreement”) is effective as of March 31, 2003 by and between Coop Country Farmers Elevator (“CCFE”), and Golden Oval Eggs (“GOE”).

WHEREAS, pullets and layer hens owned by GOE generate litter which must be removed periodically; and

WHEREAS, CCFE possesses certain tangible and intangible assets which can facilitate litter removal; and

WHEREAS, GOE requested that CCFE provide certain services to assist GOE in removing and land apply this litter on the terms provided in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                       Description of Services. During the term of this Agreement, CCFE shall provide to GOE the following litter removal services from the Renville site and related Pullet facilities:

a.                                       Soil and litter testing;

b.                                      Record keeping as outlined by the Minnesota Department of Agriculture;

c.                                       Billing and collection;

d.                                      Sales and marketing;

e.                                       Removal of litter from barns;

f.                                         Transportation; and

g.                                      Land application of litter in accordance with Minnesota Department of Agriculture regulations.

2.                                       Personnel.  CCFE shall make available such of its personnel (either employees, and/or contractors) and facilities as may be necessary to perform the services outlined in Paragraph 1 above.

3.                                       Title To Litter.  The title to and right to immediate possession of the litter removed from GOE barns transfer to CCFE upon removal and loading into transportation vehicles under CCFE’s control.

4.                                       Compensation for Litter. CCFE will pay GOE a fee of [***] per ton of litter removed and land applied. Such payment shall be made within thirty days of land application.

5.             Regulatory Compliance.  In performing the services under this Agreement, CCFE and its employees shall comply with all local, state and federal rules and regulations applicable to removal, transportation, piling, and application of litter.  CCFE shall indemnify GOE against any liability or loss suffered by GOE as a result of CCFE failure to comply with these regulations while performing services under this Agreement.

6.             Independent Contractor Status.  Nothing contained in this Agreement shall constitute making either party hereto the agent of the other party for any purpose.  CCFE and its employees shall be deemed to be independent contractors with full control over the manner and method of performance hereunder, except as otherwise provided herein.  During the term of this Agreement, any of the employees of CCFE which are rendering services on behalf of GOE under this Agreement, shall remain employees of CCFE and shall continue to be paid by CCFE and to enjoy the benefits to which they are entitled as employees of CCFE.

7.             Separate Entities.  GOE and CCFE are separate entities, and nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party hereto for any rights, privileges, duties or liabilities of the other party to this Agreement, except to the extent otherwise provided herein or in any other agreement between the parties.

8.             Term.  The term of this Agreement shall be two (2) years commencing on March 31, 2003, unless GOB or CCFE gives written notice of termination.  Written notice of termination shall be given no later than December 31, 2004.  At the end of the initial two (2) year term, the Agreement shall automatically be renewed for successive two (2) year terms unless either party gives a written notice of termination.  Each succeeding term shall be renewed in the same manner so that unless notice of termination is given by December 31, there will always be a two (2) year obligation for GOE and CCFE under this agreement.

9.             Other Uses.  If GOB is able to market or use the litter besides land application, then they shall have the first right to the litter for such purpose.  Any litter used for these purposes shall not apply to any part of this Agreement.  The remaining litter amount, if any, CCFE has the exclusive right to during the term of this Agreement.

10.           Timing of Removal.  GOB will review with CCFE a timeline for starting and completion dates for removal.  GOE will give consideration to CCFE to allow removal to start as early as possible.  CCFE will re-clean the barns as may be necessary or perform any other necessary functions to accommodate GOE Best Management Practices as it pertains to pest control programs.

11.           Installing Loading Pads.  GOE will construct at its own cost loading pads needed to facilitate removal of litter.  If GOE builds additional barns on the Renville site, then like concrete pads will also be added.  Each concrete pad will be mutually agreed upon for length, width and thickness.  Consideration will be given for litter containment, water runoff, and the ability to withstand the weight of removal equipment.

12.           Miscellaneous.  No party may assign or transfer all or any part of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.  This Agreement shall be governed by the laws of the State of Minnesota.  This Agreement may only be modified or amended by an instrument in writing duly executed and delivered by the parties.  In the event of any litigation or arbitration to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs as fixed by the court or arbitrator.  The terms and conditions set forth above constitute the complete and exclusive statement of the Agreement between the parties relating to the subject matter of this Agreement, superseding all previous negotiations and understandings.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or representatives of each parties hereto, as of the date set forth above.

COOP COUNTRY FARMERS ELEVATOR		GOLDEN OVAL EGGS

BY:	/s/ Craig Hebrink	BY:	/s/ Marie Staley

ITS:	President/CEO	ITS:	Vice President